Press Release
For more information contact:	Corporate Headquarters
Michael J. Falbo or Daniel L. Westrope	815 N. Water Street
Telephone: (414) 223-8400	Milwaukee, WI 53202
Facsimile: (414) 223-8420	Nasdaq Symbol: SFSW

State Financial Services Corporation
Reports 14.6% Increase in Earnings Per Share

Milwaukee, WI (January 18, 2005). State Financial Services Corporation (“State”) today reported basic earnings per share for the fourth quarter of 2004 of $0.57, a 16.3% increase over the $0.49 reported in the fourth quarter of 2003. Diluted earnings per share in this year’s fourth quarter were $0.55, compared to $0.48 in the quarter ended December 31, 2003, an increase of 14.6%.

State’s net interest income increased 10.5% in the fourth quarter of 2004, compared to the fourth quarter of 2003. In the fourth quarter of 2004, State’s net interest margin was 3.85%, compared to 3.73% in the third quarter of 2004. This margin increase occurred due to the continuing effects of a balance sheet structured to take advantage of rising interest rates and seasonal reductions in a low margin local governmental tax collection program. State’s core commercial/commercial real estate loans grew at an annualized rate of 17.4% in the fourth quarter of 2004. In the one year period ended December 31, 2004, commercial/commercial real estate loans increased by 16.7%.

In the fourth quarter of 2004, State’s asset quality ratios showed further improvement. The ratio of nonperforming loans to total loans declined to 0.72% as of December 31, 2004, from 1.18% on December 31, 2003 and 0.84% on September 30, 2004. On December 31, 2004, nonperforming assets equaled 0.52% of total assets, compared to 1.09% on December 31, 2003 and 0.53% as of September 30, 2004.

For the full year ended December 31, 2004, revenues from mortgage originations were 62% less than in the year ended December 31, 2003.

Although noninterest expenses for the full year of 2004 declined 3% from 2003, noninterest expenses in the fourth quarter of 2004 were 18% higher than the fourth quarter of 2003. The higher level of expenses was partially related to the expenses of compliance with Section 404 of the Sarbanes-Oxley Act, as well as expenses to comply with anti-money laundering regulations (applicable to the banking industry). Accounting and professional fees increased 533% in the fourth quarter of 2004 from the fourth quarter of 2003. Additionally, total personnel expenses increased 24% relative to the year ago quarter, due mainly to increased salary expense, higher employee health insurance costs, and increased performance incentives.

Michael J. Falbo, Chairman and CEO of State, said, “2004 was an excellent year for our organization. Despite incurring significant expenses to comply with Sarbanes-Oxley and anti-money laundering requirements, we were able to grow our diluted earnings per share by 15%. At the same time, we were able to further improve our asset quality while growing our core loan portfolio. We begin 2005 excited about the quality of our balance sheet and our core earnings capability.”

State is a $1.5 billion financial services company operating through 29 full-service office locations in southeastern Wisconsin and northeastern Illinois. Through its banking network, State provides commercial and retail banking products, secondary market mortgage loan originations and investment brokerage activities. State’s shares are traded on the NASDAQ National Market System under the symbol “SFSW.”

Forward Looking Statements

        Certain matters discussed in this Release are “forward-looking statements” that are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified as such because the statements generally will include words such as “believes,” “anticipates,” “expects,” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this Release. Factors that could cause such a variance include, but are not limited to, changes in interest rates, local market competition, customer loan and deposit preferences, governmental regulations, and other general economic conditions. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this Release are only made as of the date of this Release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

State Financial Services Corporation
Press Release
Financial Highlights
December 31, 2004

Unaudited	At or for the Three Months ended December 31,			At or for the Twelve Months ended December 31,
	2004	2003	% chg	2004	2003	% chg
For the Period:
Interest Income	$18,653,685	$16,165,899	15.39%	$71,006,357	$63,425,895	11.95%
Interest Expense	5,862,030	4,593,915	27.60%	21,943,265	19,300,838	13.69%

Net Interest Income	12,791,655	11,571,984	10.54%	49,063,092	44,125,057	11.19%
Provision for Loan Losses	525,000	600,000	-12.50%	2,381,000	2,625,000	-9.30%
Mortgage Gains and Fees	387,268	365,040	6.09%	1,667,160	4,418,990	-62.27%
Gains on Sale of Securities	380,263	242,337	56.91%	1,064,631	565,017	88.42%
Gain on Sale of Merchant Processing	0	0		0	1,300,000
Other Non-Interest Income	2,304,277	1,740,246	32.41%	8,522,268	8,485,726	0.43%

Total Non-Interest Income	3,071,808	2,347,623	30.85%	11,254,059	14,769,733	-23.80%
Provsion for Merchant Chargeback	0	0		0	300,000
Merchant Processing Exit Fee	0	0		0	150,000
Efficiency Consulting Expense	0	0		0	570,000
Serverance Charges	0	0		0	180,114
Other Non-Interest Expense	9,960,087	8,426,032	18.21%	37,626,473	37,490,472	0.36%

Total Non-Interest Expense	9,960,087	8,426,032	18.21%	37,626,473	38,690,586	-2.75%

Net Before Tax	5,378,376	4,893,575	9.91%	20,309,678	17,579,204	15.53%
Income Tax	1,640,085	1,564,700	4.82%	6,168,922	5,240,450	17.72%

Net Income	$3,738,291	$3,328,875	12.30%	$14,140,756	$12,338,754	14.60%

Per Share:
Net Income (basic)	$0.57	$0.49		$2.12	$1.84
Net Income (diluted)	$0.55	$0.48		$2.07	$1.80
Avg. Shares Outstanding (basic)	6,613,263	6,735,695		6,654,803	6,689,798
Avg. Shares Outstanding (diluted)	6,781,877	6,921,490		6,839,779	6,859,557
Dividends Declared	$0.15	$0.13		$0.60	$0.52
End of Period: ($'s in 000's)
Assets	$1,475,991	$1,452,929
Investment securities	402,322	416,170
Loans (net)	925,670	865,224
Allowance for loan losses	12,347	10,706
Goodwill	35,354	37,626
Deposits	1,083,867	1,029,113
Borrowed Funds	270,814	288,593
Stockholders' Equity	114,948	112,195
Per Share:
Total Shares Outstanding	6,900,461	7,043,149
Book Value	$16.66	$15.93
Tangible Book Value	$10.86	$9.84
Market Value	$30.13	$26.56
Key Ratios:
Net Interest Margin	3.85%	3.85%		3.71%	3.76%
Return on Average Assets	1.00%	0.97%		0.94%	0.93%
Return on Average Common Equity	13.02%	11.49%		12.53%	11.23%
Return on Average Common Tangible Equity	20.60%	15.23%		20.10%	15.03%
Tier 1 Leverage Ratio	7.15%	6.12%		7.10%	6.26%
Tangible Equity to Assets	5.22%	4.91%
Loans/Deposits	85.40%	84.07%
Allowance for Loan Loss/Total Loans	1.32%	1.22%
Nonperforming Loans/
Total Loans	0.72%	1.18%
Nonperforming Assets/Total Assets	0.52%	1.09%
Net Charge-offs/Avg total
loans (annualized)	0.20%	0.58%		0.08%	0.21%